September 14, 1999

Prudential Securities Futures Management Inc.
Managing Owner
World Monitor Trust II
One New York Plaza
New York, New York  10292-2013

         Re:   World Monitor Trust II - Series D, Series E and Series F

Gentlemen:

We have acted as your counsel in connection with the organization of World Monitor Trust II, a Delaware business trust (the "Trust"), and the preparation and filing with the Securities and Exchange Commission ("SEC") under the Securities
Act of 1933 (the "Act"), of Registration Statements on Form S-1 (Registration Nos. 333-83011, 333-
83015, and 333-83017, respectively) filed with the SEC on July 16, 1999, as well as each Pre-Effective
Amendment No. 1 to such Registration Statements expected to be filed with the SEC on September 14, 1999 (the "Registration Statements"), relating to the registration under the Act of $50,000,000 of Series D Interests, $50,000,000 of Series E
Interests, and $50,000,000 of Series F Interests in the Trust (individually, the "Series D Interests," the "Series E Interests," and the "Series F
Interests," and collectively, the "Interests").
Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the First Amended and Restated Declaration of Trust and Trust Agreement dated May 15, 1999 (the "Trust
Agreement") by and among Prudential Securities
Futures Management Inc., Wilmington Trust Company and the owners of the Interests.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates, agreements and other papers as we deemed necessary or appropriate to examine for the purpose of this opinion, including the Registration Statements. In such examinations, we have assumed, and not independently verified, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all copies submitted to us as certified or conformed or photostatic copies. As to any facts material to such opinion, we have relied upon statements of representatives of the Trust.

In giving this opinion, we have relied as to all matters of Delaware law exclusively on the opinion of even date of Messrs. Richards, Layton & Finger,
Delaware counsel to the Trust, and this opinion is subject to the qualifications set forth therein.
Based upon and subject to the foregoing, it is our opinion that the Interests to be offered for sale as described in the Registration Statements, when sold in the manner and under the conditions set forth therein, will be legally issued, fully paid and non-assessable.

This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any further date.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statements.

               Very truly yours,
               ROSENMAN & COLIN LLP


               By:   /s/ Fred M. Santo
                  A Partner